EXHIBIT 99.1
NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: American Realty Investors Investor Relations (800) 400-6407 investor.relations@primeasset.com

American Realty Investors, Inc. Reports First Quarter 2005 Results

DALLAS (May 16, 2005) -- American Realty Investors, Inc. (NYSE: ARL), a Dallas-based real estate investment company, announced today that the company reported net income of $20.0 million, or $1.97 per share, for the three months ending March 31, 2005, compared to net income of $733,000, or $0.07 per share, in 2004.

Income, sales and related expenses and costs for the three months of 2005 resulted in increased income from operations of $38.2 million, compared to $17.6 million in 2004, and included:
  Income from rents increased to $41.0 million in 2005, from $39.7 million in 2004. The increase was primarily attributable to completed apartment construction, offset by lower commercial occupancy.
  Property operations expenses increased to $28.8 million in 2005, from $27.8 million in 2004. The increase was also attributable to completed apartment construction, offset by lower commercial occupancy.
  Restaurant sales increased to $8.6 million in 2005, from $8.2 million in 2004. The increase is primarily attributable to a 2.0% increase in same-store sales. Also, two new restaurant concepts opened in 2004. Cost of sales increased to $6.8 million in 2005, from $6.2 million in 2004. The increase was primarily attributable to increased sales, increased raw product costs, and fuel surcharges.
  Land sales, cost of sales and gain on land sales was $52.3 million, $28.1 million and $24.2 million in 2005, compared to $30.2 million, $21.3 million and $3.8 million in 2004. The gain on land sales for the three months ended March 31, 2004, included the deferral of $5.2 million of gain.

Other income increased to $1.8 million in 2005, from $1.5 million in 2004. Other income included:

  Equity in the income (loss) of investees improved to $60,000 in 2005, compared to $(145,000) in 2004.
  Interest income increased to $1.6 million in 2005, from $1.0 million in 2004. The increase was primarily attributable to new notes receivable related to seller financing of land sales and advances to partners in the fourth quarter of 2004 and the first quarter of 2005.

Other expenses (excluding property operations expenses and costs of sales for restaurant and land) decreased in the three months of 2005 to $30.0 million, from $31.2 million in 2004, and included:
  Interest expense of $16.1 million in 2005 approximated the $16.1 million in 2004. Apartment interest expense increased, primarily due to completed construction, while land interest expense decreased, primarily due to reduced note balances and reduced interest rates.
  Depreciation and amortization expense of $5.8 million in 2005 approximated the $6.0 million in 2004.
  General and administrative expenses decreased to $2.7 million in 2005, from $4.6 million in 2004. The decrease was primarily attributable to reduced legal fees and reduced expense reimbursements paid to ARI's advisor.
  Advisory fees of $2.9 million in 2005 approximated the $2.9 million in 2004.

Net income from discontinued operations (non-land properties sold and held-for-sale) decreased to $10.7 million in 2005, from $13.4 million in 2004. Included in the net income from discontinued operations were:
  Gain on real estate sales of $11.0 million in 2005, compared to $13.9 million in 2004.
  Equity in gain on real estate sales by investees of $783,000 in 2004.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, hotels, shopping centers and developed and undeveloped land. For more information, go to ARI's web site.

AMERICAN REALTY INVESTORS, INC.

FINANCIAL HIGHLIGHTS

	For the Three Months Ended March 31,
	2005	2004
	(dollars in thousands, except per share)

Income from rents	$ 40,957	$ 39,712
Property operations expense	28,819	27,779
Operating income	12,138	11,933

Gain on land sales	24,178	3,752

Restaurant Sales	8,620	8,169
Cost of sales	6,754	6,213
Gross margin	1,866	1,956

Income from operations	38,182	17,641

Equity in income (loss) of investees	60	(145)
Interest and other income	1,696	1,676
Total other income	1,756	1,531

Total other expenses	29,979	31,239

Net income (loss) from continuing operations	9,959	(12,067)

Discontinued operations	10,719	13,450

Net income	20,678	1,383
Preferred dividend requirement	(650)	(650)

Net income applicable to Common shares	$ 20,028	$ 733

Basic Earnings Per Share
Net income (loss) from continuing operations	$ 0.91	$ (1.24)
Correction of accounting error in prior period	—	.05
Discontinued operations	1.06	1.26
Net income applicable to Common shares	$ 1.97	$ 0.07

Diluted Earnings Per Share
Net income (loss) from continuing operations	$ 0.77	$ (1.24)
Correction of accounting error in prior period	—	.05
Discontinued operations	0.83	1.26
Net income applicable to Common shares	$ 1.60	$ 0.07

Weighted average Common shares used to compute earnings per share:
Basic	10,149,000	10,644,666
Diluted	12,907,309	10,644,666

# # #